EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The  Board  of  Directors
Castle  BancGroup,  Inc.:

We consent to incorporation by reference in the registration statement (No. 333-70867) on Form S-3 of Castle BancGroup, Inc., in the registration statement (No. 333-70825) on Form S-8 of Castle BancGroup, Inc., and in the registration statement (No. 33-87658) on Form S-8 of Castle BancGroup, Inc. of our report dated January 25, 2001, relating to the consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Castle BancGroup, Inc.



/s/  KPMG  LLP



March 23, 2001
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Chicago, Illinois


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